                                                                    EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)


                                                                                        Year
                                                 -----------------------------------------------------------------------------------
                                                      2000             1999              1998              1997             1996
                                                 -------------    --------------    -------------     -------------    -------------
Fixed charges:
    Interest expense (1)                          $     492        $     245         $     301         $     270        $     284
    Distributions on preferred securities of
        subsidiary trust, net of income taxes            26               26                26                26               23
    Estimated interest portion of rents                  31               27                21                14               19
                                                 -------------    --------------    -------------     -------------    -------------

        Total fixed charges                       $     549        $     298         $     348         $     310        $     326
                                                 =============    ==============    =============     =============    =============


Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                     $     611        $   1,030         $     763         $     648        $     540
    Fixed charges (2)                                   523              272               322               284              303
                                                 -------------    --------------    -------------     -------------    -------------

        Adjusted income                           $   1,134        $   1,302         $    1085         $     932        $     843
                                                 =============    ==============    =============     =============    =============

Ratio of income to fixed charges                       2.07             4.37              3.12              3.01             2.59
                                                 =============    ==============    =============     =============    =============


------------------------

(1) Includes interest unrelated to borrowings of $3 million in 1999, $16 million in 1998, $12 million in 1997 and $11 million in 1996.
(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes in 2000, 1999, 1998, 1997 and 1996.